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                                                                    Exhibit 23.1

                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-_____) and related Prospectus of Madison River Capital, LLC, and Madison River Finance Corp. for the offer to exchange its 13 1/4% Senior Notes due 2010 and to the inclusion herein of (i) our report dated February 11, 2000 with respect to the consolidated financial statements and schedule of Madison River Capital, LLC, for the years ended December 31, 1997, 1998 and 1999, (ii) our report dated January 23, 1998 with respect to the consolidated financial statements of the Company's predecessor, MEBCOM Communications, Inc., for the year ended December 31, 1997 and (iii) our report dated January 7, 2000 with respect to the consolidated statements of operations and cash flows of Gulf Coast Services, Inc. for the years ended December 31, 1997 and 1998 and the period from January 1, 1999 to September 29, 1999.



                                                        /s/ Ernst & Young LLP

Raleigh, North Carolina
May 8, 2000